EXECUTION COPY

AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT

THIS AMENDMENT No. 1 TO THE ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of April 30, 2009 by and among MP Foam DIP LLC, a Delaware limited liability company(“Purchaser”), and Foamex International Inc., a Delaware corporation (“Foamex Inc.”), Foamex L.P., a Delaware limited partnership (“Foamex”), FMXI, LLC, a Delaware limited liability company (“FMXI”), Foamex Latin America, Inc., a Delaware corporation (“Foamex Latin America”), Foamex Asia, Inc., a Delaware corporation (“Foamex Asia”), Foamex Carpet Cushion LLC, a Delaware limited liability company (“Foamex Carpet”), Foamex Mexico, Inc., a Delawarecorporation (“Foamex Mexico”) and Foamex Canada Inc., a Canadian corporation (“Foamex Canada”, and, together with Foamex Inc., Foamex, FMXI, Foamex Latin America, Foamex Asia, Foamex Carpet and Foamex Mexico, “Sellers”).

W I T N E S S E T H :

WHEREAS, Purchaser and Sellers have entered into that certain Asset Purchase Agreement, dated as of March 25, 2009, relating to the purchase and sale of certain assets of Sellers (the “Purchase Agreement”);

WHEREAS, on April 7, 2009 a hearing was held in the Bankruptcy Court to consider the Approval Order, which hearing was adjourned and continued on April 9, 2009 (together, the “Bid Procedures Hearing”), and during the Bid Procedures Hearing and in the Approval Order, the Bankruptcy Court, among other things, declined to approve the Break-Up Fee, but did approve the Reimbursable Expenses, as provided for in the Purchase Agreement;

WHEREAS, during the Bid Procedures Hearing, the Bankruptcy Court judge indicated that at the Sale Hearing the Bankruptcy Court would be willing to consider a break-up fee in favor of Purchaser in the event that Purchaser is not the winning bidder in the Auction (if any);

WHEREAS, the parties hereto wish to amend certain terms of the Purchase Agreement to reflect the outcome of the Bid Procedures Hearing and the actual Approval Order entered by the Bankruptcy Court, as set forth herein; and

WHEREAS, all capitalized terms not otherwise defined herein shall have such meanings as ascribed to them in the Purchase Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

1.         Break-Up Fee. Notwithstanding anything to the contrary contained in the Purchase Agreement, including Section 12.11(c) thereof, in no event shall the Break-Up Fee be payable, and therefore Section 10.2(b) of the Purchase Agreement shall be inoperable solely to the extent that it applies to the Break-Up Fee, unless the Break-Up Fee is approved by the Bankruptcy Court and, in such case, only under the circumstances and in the amount as approved

1

by the Bankruptcy Court, provided that any Break-Up Fee in excess of $2,000,000 shall also require the approval of Sellers.

2.         Definition of “Approval Order”.

(a)       The definition of “Approval Order” set forth in Section 1.1 of the Purchase Agreement shall be amended and restated in its entirety as follows:

“Approval Order” shall mean an order approving, among other things, (a) the Bidding Procedures, (b) the right of Purchaser to credit bid the Purchaser DIP Claim (in part or in whole) towards the Purchase Price (to the extent permissible under section 363(k) of the Bankruptcy Code) and (c) the Reimbursable Expenses, substantially in the form attached hereto as Exhibit A.”

(b)       Exhibit A to the Purchase Agreement shall be amended and restated in its entirety as set forth on Exhibit A to this Amendment.

3.         Covenants, Conditions and Other Provisions Regarding Break-Up Fee.

(a)       Purchaser waives the performance by Sellers of any covenant or agreement contained in the Purchase Agreement which would obligate any Seller to obtain the entry of the Approval Order that contains the Break-Up Fee, including any such covenant or agreement contained in Section 7.6 of the Purchase Agreement.

(b)       For the purpose of the mutual condition set forth in Section 9.1(d) of the Purchase Agreement, each of Purchaser and Sellers agrees and acknowledges that the Approval Order entered by the Bankruptcy Court on April 9, 2009, as set forth on Exhibit A to this Amendment, is reasonably satisfactory to such party and Purchaser further agrees and acknowledges that the Bankruptcy Court’s entry and approval of the Approval Order without the Break-Up Fee, as was originally contemplated by the Purchase Agreement, satisfies the condition set forth in Section 9.1(d) of the Purchase Agreement solely to the extent it refers to the Approval Order.

(c)       For the purpose of Section 10.1(i) of the Purchase Agreement, Purchaser hereby consents to the modification of the Approval Order from the form originally attached to the Purchase Agreement to remove all references to the Break-Up Fee, reflecting the Bankruptcy Court’s entry and approval of the Approval Order without the Break-Up Fee on April 9, 2009, as set forth on Exhibit A to this Amendment.

(d)       To the extent that Purchaser seeks the Break-Up Fee at the Sale Hearing, Sellers shall use their reasonable efforts to assist Purchaser (subject to their fiduciary duties), and in any event shall not object to Purchaser seeking or requesting approval from the Bankruptcy Court of such Break-Up Fee, in each case so long as such Break-Up Fee is not in excess of $2,000,000.

4.         Definition of “Industrial Revenue Bonds”. The definition of “Industrial Revenue Bonds” set forth in Section 1.1 of the Purchase Agreement shall be amended and restated in its entirety as follows:

2

“Industrial Revenue Bonds” means the industrial revenue bonds issued pursuant to the Santa Teresa Indenture with respect to Sellers’ Santa Teresa, Dona Ana County, New Mexico site, which bonds are secured by certain equipment and a portion of the real estate located at 2500 Airport Road, Santa Teresa, New Mexico, and the Santa Teresa Letter of Credit.”

5.         Definition of “Santa Teresa Letter of Credit”. The following definition shall be added to Section 1.1 of the Purchase Agreement in alphabetical order:

“Santa Teresa Letter of Credit” means that certain Irrevocable Standby Letter of Credit Number: 3059840, dated August 18, 2003, as extended on November 26, 2008, issued by Bank of America to Deutsche Bank Trust Company Americas, as Trustee, under the Santa Teresa Indenture and the Santa Teresa Lease.”

6.         Letters of Credit. The following sentence shall be added at the conclusion of Section 7.14 of the Purchase Agreement:

“Any substitution of the Santa Teresa Letter of Credit by the Purchaser shall be in accordance with the terms and conditions set forth in the Santa Teresa Indenture and the Santa Teresa Lease.”

7.         Assumed Liabilities / Excluded Liabilities. Section 2.3(k) shall be amended by inserting the phrase “subject to Section 2.4(k)” at the beginning thereof, it being the intent of the parties that any Liabilities arising from or relating to the litigation matter listed in Section 2.4(k) of the Seller Disclosure Schedule which are not covered under the Sellers’ workers’ compensation insurance shall be Excluded Liabilities.

8.         Nonpayment of Contribution to the PBGC. Sellers have informed the Purchasers that they have ceased to make minimum funding contributions to the Seller’s tax-qualified defined benefit pension plan, the Foamex L.P. Pension Plan, which would have otherwise been required under Sections 412 and 430 of the Internal Revenue Code of 1986, as amended. The first such missed contribution was on April 15, 2009. Purchaser acknowledges and agrees that Sellers’ nonpayment of such contributions (and any additional nonpayment of future contributions that may occur from the date hereof to the Closing Date) shall not constitute a breach of any of Sellers’ representations, warranties, covenants or agreements contained in the Purchase Agreement, including, without limitation, those contained in Sections 5.12 or 7.1 of the Purchase Agreement.

9.         Effect of Amendment. Except as expressly amended, modified or waived by this letter, all of the terms, representations, warranties, covenants and conditions of the Purchase Agreement shall remain unmodified and unwaived by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. This Amendment shall not constitute any party’s consent or indicate its willingness to consent to any other amendment, modification or waiver of the Purchase Agreement or any instruments or agreements referred to herein or therein.

3

10.       Miscellaneous. The provisions of Article XII (“Miscellaneous”) of the Purchase Agreement shall apply to this Amendment as if such provisions were set out herein in full and as if each reference therein to “this Agreement” included a reference to this Amendment.

[remainder of page intentionally left blank]

4

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

SELLERS:

Foamex International Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex L.P.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

FMXI, LLC

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Latin America, Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Asia, Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Carpet Cushion LLC

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Mexico, Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

PURCHASER:

MP Foam DIP LLC

By:	/s/ Lawrence M. Teitelbaum
Name	Lawrence M. Teitelbaum
Title: